Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated September 7, 2016

Registration No. 333-211370

September 7, 2016

Recent Developments—Debt Exchanges

On September 7, 2016, Gevo, Inc. (the “Company”) entered into private exchange agreements with holders of its 7.5% convertible senior notes due 2022, (the “2022 Notes”), to exchange an aggregate of $11.4 million of principal amount of 2022 Notes for an aggregate of 13,999,354 shares of its common stock and expects to issue the shares prior to or concurrent with the closing of the offering contemplated in the preliminary prospectus supplement dated September 7, 2016. Upon completion, these exchanges will reduce the outstanding principal amount of the 2022 Notes to $11 million.

The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement dated September 7, 2016 (including the documents incorporated by reference therein) filed by the Company with the Securities and Exchange Commission (“SEC”) on September 7, 2016.

The Company has filed a registration statement as well as a preliminary prospectus supplement and an accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.